Exhibit 99. 1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and Chief Financial Officer or Markus J. Cappel, Ph.D. Chief Business Officer 650.210.2900 investor@chemocentryx.com	Denise Powell 510.703.9491 denise@redhousecomms.com Investors: Angeli Kolhatkar Burns McClellan 212.213.0006 akolhatkar@burnsmc.com

ChemoCentryx Reports Third Quarter 2014 Financial Results and

Provides Corporate Update

— Conference Call Today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., November 5, 2014 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company focused on autoimmune diseases, inflammatory disorders and cancer, today reported financial results for the third quarter ended September 30, 2014 and provided an update on the Company’s corporate and clinical development activities.

“Our clinical pipeline of novel inhibitors of chemoattractant receptors continued to advance this quarter,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “The focus of our ongoing clinical programs has been on renal and orphan diseases, and we look forward to reporting 52-week data with our CCR2 inhibitor, CCX140, in patients with diabetic nephropathy later this year. Also, the progress we made during the quarter will enable us in the coming months to start two clinical trials with our complement C5a receptor inhibitor, CCX168, one in ANCA-associated vasculitis in North America and another in atypical hemolytic uremic syndrome, representing our initial steps to broaden this important program. In addition, we are expanding our development portfolio into immuno-oncology.”

Recent Developments and Corporate Highlights

C5aR Program - CCX168 targets the chemoattractant receptor known as C5aR (which binds the complement fragment C5a). The Company has successfully completed and reported positive clinical data with CCX168 from the first two steps of a three-step Phase II clinical trial, named the CLEAR trial, in patients with anti-neutrophil cytoplasmic antibody, or ANCA, associated vasculitis, or AAV a disease which can lead to renal and pulmonary failure. C5aR is also believed to play a role in other renal disease settings such as IgA nephropathy, atypical hemolytic uremic syndrome (aHUS), and lupus nephritis.

•	Commenced clinical site initiations for a second Phase II clinical trial with CCX168 in North America in patients with AAV

CCR9 Program - CCX507 targets the chemokine receptor known as CCR9 and is a second-generation CCR9 inhibitor for the treatment of inflammatory bowel disease, or IBD. Vercirnon is a Phase III-ready drug candidate for the treatment of patients with moderate-to-severe Crohn’s disease.

•	Presented Phase I clinical data demonstrating that CCX507 is safe and well tolerated in healthy volunteers, and effectively blocked CCR9 on circulating leukocytes. Preclinical data were also presented showing that CCX507, in combination with an anti-alpha4beta7 (a4ß7) blocking antibody reduced the severity of colitis more effectively in vivo than monotherapy treatment with either CCX507 or an anti-a4ß7 blocking antibody alone (American College of Gastroenterology (ACG) Annual Meeting).

•	Presented Phase 3 SHIELD 4 data which demonstrated that patients experienced improved response and remission rates when taking a higher dose of vercirnon. Additionally, identified response and remission rate similarities in SHIELD 4 and PROTECT-1 with higher doses of vercirnon in patients who completed SHIELD 4 prior to the premature study termination (ACG Annual Meeting).

Corporate

•	Appointment of Senior Vice President of Research, Israel F. Charo, M.D., Ph.D. in September. Dr. Charo was responsible for the discovery and cloning of the chemokine receptor known as CCR2, the target of ChemoCentryx drug candidates CCX140 and CCX872.

Anticipated Milestones

CCX168, a C5aR inhibitor

•	Present additional Phase II CLEAR data in patients with AAV (American College of Rheumatology), in November

•	Commence enrollment in a Phase II clinical trial with CCX168 in the North America in patients with AAV in the fourth quarter

•	Continue recruitment in the Phase II CLEAR trial in Europe in patients with AAV

•	Initiate Phase II proof-of-concept clinical trial with CCX168 in patients with aHUS by year-end

•	Expand C5aR inhibitor program to evaluate CCX168 in patients with IgA nephropathy and lupus nephritis during the first half of 2015.

CCX140, a CCR2 inhibitor

•	Announce 52-week Phase II data in patients with diabetic nephropathy in approximately 200 patients by the end of the year. The data will include results of the drug’s effects on potential improvements in renal function, including proteinuria as measured by urinary albumin:creatinine ratio, or UACR, and estimated glomerular filtration rate, or eGFR, based on serum creatinine levels.

CCX872, a second-generation CCR2 inhibitor

•	Initiate a Phase I oncology trial of CCX872 in patients with pancreatic cancer during this quarter and begin dosing in early 2015.

Immuno-oncology program

•	Present initial analyses of chemoattractant receptor modulators in the treatment of cancer at the Tumor Immunology and Immunotherapy Meeting in December.

Third Quarter 2014 Financial Results

Cash, cash equivalents and investments were $124.7 million at September 30, 2014 compared with $149.9 million at December 31, 2013.

There was no revenue recognized for the three months ended September 30 2014, compared to $1.5 million recognized in the same period in 2013. The decrease in revenue from 2013 to 2014 was due to funding of clinical support in 2013 from former partner, GlaxoSmithKline, for CCX168, a C5aR inhibitor, for the treatment of ANCA-associated vasculitis. The Company’s product development and commercialization agreement with GSK ended in November 2013, and therefore, no revenue has been recorded in 2014.

Research and development expenses were $7.5 million for the three months ended September 30, 2014 compared to $8.2 million for the comparable period in 2013. The decrease in research and development expenses was primarily attributed to lower expenses associated with CCX140, a CCR2 inhibitor, as the Phase II clinical trial in patients with diabetic nephropathy nears completion. These decreases were partially offset by higher expenses associated with CCX168, as this program advanced into the third step of a three-step Phase II clinical trial for the treatment of ANCA-associated vasculitis in the fourth quarter of 2013 and initiated clinical development expansion into North America.

General and administrative expenses were $3.5 million for the three months ended September 30, 2014 compared to $2.9 million in 2013. The increase in general and administrative expenses was primarily due to higher employment related expenses, including stock based compensation expense, intellectual property related expenses and professional service fees relating to business development efforts.

Net loss was $10.9 million for the third quarter of 2014 compared to $9.4 million in same period in 2013.

ChemoCentryx had approximately 43.3 million shares outstanding as of September 30, 2014.

Conference Call and Webcast

The Company will host a conference call and webcast today, November 5, 2014 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time.

To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 76329003.

A live and archived audio webcast can be accessed through the Investors section of the Company’s website at

http://www.globenewswire.com/newsroom/ctr?d=10056923&l=19&a=www.ChemoCentryx.com&u=http%3A%2F%2

Fwww.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing both reduction and elimination of high-dose corticosteroids, part of standard of care for AAV patients, without compromising efficacy or safety during a 12-week treatment period. Vercirnon (also known as Traficet-EN or CCX282) is a specific CCR9 inhibitor for the treatment of inflammatory bowel disease. Other clinical programs include CCX872, a next generation CCR2 inhibitor currently in Phase I clinical development, CCX507, a next generation CCR9 inhibitor, which has successfully completed Phase I development and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated milestones in 2014 and into 2015. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2013 which is available from the SEC’s website (www.sec.gov) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$—	$1,522	$—	$5,335

Total revenues	—	1,522	—	5,335
Operating expenses:
Research and development	7,543	8,193	24,694	26,124
General and administrative	3,510	2,882	10,415	8,655

Total operating expenses	11,053	11,075	35,109	34,779
Loss from operations	(11,053)	(9,553)	(35,109)	(29,444)
Interest income	116	134	391	360
Interest expense	(4)	(14)	(21)	(46)

Net loss	$(10,941)	$(9,433)	$(34,739)	$(29,130)

Basic and diluted net loss per share	$(0.25)	$(0.22)	$(0.80)	$(0.72)

Shares used to compute basic and diluted net loss per share	43,336	42,839	43,239	40,262

	September 30, 2014	December 31, 2013
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$124,663	$149,874
Working capital	77,939	127,430
Total assets	126,823	152,422
Non-current equipment financing obligations	—	16
Accumulated deficit	(207,601)	(172,862)
Total stockholders’ equity	118,507	145,308